Exhibit 99.A
News
For Immediate Release

El Paso Corporation Completes Sale of GulfTerra Interests and Midstream Assets

HOUSTON, TEXAS, September 30, 2004-El Paso Corporation (NYSE:EP) announced today, in connection with the closing of the merger between GulfTerra Energy Partners, L.P. (NYSE:GTM) and Enterprise Products Partners L.P. (NYSE:EPD), that it has completed the previously announced sale of interests in GulfTerra and certain processing assets to affiliates of Enterprise. The company's total gross cash proceeds from the Enterprise transaction were approximately $1.445 billion, of which $1.02 billion were received today and $425 million were received previously. The assets sold were El Paso's interest in the general partner of GulfTerra,
13.8 million GulfTerra common units, and nine processing plants located in South Texas. In addition to the cash proceeds, El Paso also received a 9.9-percent interest in the general partner of the combined organization, Enterprise Products GP, LLC, and will own approximately 13.5 million common units in Enterprise.

This transaction brings the total of closed assets sales under the company's long-range plan to $3.2 billion. To date, the company has announced or closed approximately $3.5 billion of the $3.3 to $3.9 billion of asset sales targeted under the plan. An asset sales tracker, which provides a summary of the company's long-range plan sales activities is available on the company's Web site in the Investors section.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent
natural   gas   producers.   For  more  information,   visit
www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements This report includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this report, including, without limitation, the ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; the potential impact of the restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserve estimates based upon internal and third party reserve analyses; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; consequences arising from the delay in filing of our periodic reports including the exercise of remedies by the company's lenders under certain financing arrangements and if such remedies were to be exercised, the company's potential inability to identify and obtain alternate sources of financing and the existence of cross-acceleration provisions in various financing agreements; uncertainties associated with exploration and production activities; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.


Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341